SUB-SUBADVISORY AGREEMENT

AGREEMENT made as of this [ ] day of [ ], 2024 by and among StepStone Group Private Debt LLC, a Delaware limited liability company (the “Sub-Adviser”), StepStone Group Europe Alternative Investments Limited, a private limited company (the “Sub-Subadviser”). The Sub-Adviser has been retained to act as investment subadvisor pursuant to a Sub-Advisory Agreement, dated the date hereof (the “Sub-Advisory Agreement”), with StepStone Group Private Wealth, LLC (the “Adviser”) with respect to the management of Stepstone Private Credit Income Fund, a Delaware statutory trust (the “Fund”). Pursuant to Section 1 of the Sub-Advisory Agreement, the Sub-Adviser is permitted to employ the Sub-Subadviser to act as the Sub-Adviser’s sub-investment adviser to provide day-to-day management of the Fund’s investments.

1.  Duties of the Sub-Subadviser. (a) The Sub-Adviser hereby employs the Sub-Subadviser to act as a non-discretionary investment sub-subadviser by providing private markets investment advice and services, as described below, to the Sub-Adviser in regard to the Sub-Adviser’s management of the Fund, subject to the broad supervision of the Adviser, Sub-Adviser and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Sub-Subadviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Sub-Subadviser and its affiliates shall for all purposes herein each be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The Sub-Subadviser shall be responsible for providing private markets investment advice and services to the Sub-Adviser regarding that portion of the Fund’s assets allocated, or under consideration for allocation, to private credit investments as defined in the Fund’s currently effective Prospectus (as defined below) (“Private Credit”). The Sub-Subadviser’s provision of ongoing non-discretionary investment advice and services to the Sub-Adviser in respect of the Fund’s investment in Private Credit shall include, but not be limited to:

(i) recommending the employment of asset allocation and diversification strategies among investments in Private Credit;

(ii) recommending the deployment of commitment and over-commitment models and strategies among investments in Private Credit to minimize cash drag on Fund returns and balance Fund liquidity requirements;

(iii) identifying and managing private credit portfolio risk through tracking commitments, capital calls, distribution variations, and valuations, among other factors;

(iv) identifying investment opportunities resulting from fundamental financial analysis and initial due diligence performed on investments (actual or contemplated) in Private Credit; and

(v) tracking and monitoring the continuing operations, management, financial condition and other pertinent details and information and conducting ongoing due diligence as to Fund allocations of assets to Private Credit.

All of the foregoing is subject always to the restrictions of the Agreement and Declaration of Trust and By-Laws of the Fund, as they may be amended and/or restated from time to time and as provided to the Sub-Subadviser by the Sub-Adviser, the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the statements relating to the Fund’s investment objective(s), investment policies and investment restrictions as the same are set forth in the Fund’s prospectus, as may be amended from time to time (the “Prospectus”), as well as to the supervision of the Adviser, Sub-Adviser and the Board of Trustees of the Fund.

(b)  The Sub-Subadviser will not hold money on behalf of the Adviser, Sub-Adviser or the Fund, nor will the Sub-Subadviser be the registered holder of the registered investments of the Adviser, Sub-Adviser or the Fund or be the custodian of documents or other evidence of title.

(c)  Unless otherwise instructed by the Adviser or the Board of Trustees of the Fund, the Sub-Subadviser shall not have the power, discretion or responsibility to execute subscriptions or other documentation effecting investments in Private Credit of the Fund, or to place orders for other securities transactions on behalf of the Fund. Instead, the Adviser will exercise such discretion as to subscriptions, investments and other trading activity necessary to implement the Fund’s investment program strategy. The Sub-Subadviser will use its best efforts to cooperate with the Adviser and the Sub-Adviser in support of efforts to implement the Fund’s investment program.

(d)  The Sub-Subadviser may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Sub-Subadviser to perform its services under this Agreement.

2.  Authorization and Client Categorization. (a) The Sub-Subadviser is authorized and regulated by the Central Bank of Ireland of New Wapping Street, North Wall Quay, Dublin 1, D01 F7X3, Ireland as an alternative investment fund manager pursuant to Part 2 of the AIFM Regulations and it is further authorized to provide the services contemplated hereby.

(b)  The parties agree that the Sub-Subadviser will treat the Sub-Adviser as a Professional Client within the meaning of Directive 2014/65/EU on markets in financial instruments (“MiFID II” and together with the European Union (Markets in Financial Instruments) Regulations 2017 and Regulation 2017/565/EU, “MiFID”).

(c)  As a Professional Client, the Sub-Subadviser shall not be required to provide reporting in respect of the Fund as described under Article 50 of Regulation 2017/565/EU.

3.  Allocation of Charges and Expenses. Subject to the terms of the administration agreement between the Fund and the Adviser, as applicable, the Sub-Subadviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, furnishings, equipment and personnel required by it to perform the services described under Section 1 hereof.

4.  Compensation of the Sub-Subadviser. For the services rendered, the facilities furnished and expenses assumed by the Sub-Subadviser, the Sub-Adviser will pay the Sub-Subadviser [ ]% of the management fee received by the Sub-Adviser pursuant to the Sub-Advisory Agreement each month and [ ]% of the incentive fee received by the Sub-Adviser pursuant to the Sub-Advisory Agreement each quarter. Each fee shall be payable by the Sub-Adviser to the Sub-

Subadviser within three business days of the date that the Sub-Adviser receives its management fee or incentive fee, as applicable, from the Adviser.

5.  Commissions and Third-Party Research. (a) In the course of providing services in respect of the Fund, the Sub-Subadviser may pay a fee or commission or a non-monetary benefit to any other person, where the payment or benefit is designed to enhance the quality of the relevant service to the Fund and does not impair compliance with the Sub-Subadviser’s duty to act honestly, fairly and professionally in accordance with the best interests of the Fund. The Sub-Subadviser may also receive minor non-monetary benefits from another person, which may include information or materials relating to a financial instrument or investment service, participation in conferences and training events relating to the benefits and features of a specific financial instrument, hospitality of a de minimis amount and such other non-monetary benefits as are permissible under MiFID.

(b)  If the Sub-Subadviser has, or enters into, any such arrangements it will provide information to the Adviser, Sub-Adviser and the Fund on those arrangements as required by MiFID, which shall include the amount of the payment or benefit, calculated using such method as the Sub-Subadviser considers appropriate from time to time.

(c)  The Sub-Subadviser may receive research from brokers or a third-party research provider (“Third Party Research”). The Sub-Subadviser currently intends to pay for the costs of Third Party Research, out of its own resources. In the event that the Sub-Subadviser seeks to attribute the costs of research to the Fund, it shall agree a research budget with the Fund in advance and the Sub-Subadviser shall comply with its obligations in respect of such matters in accordance with relevant requirements of MiFID and other applicable law.

(d)  Unless so specified in this Agreement, the Sub-Subadviser shall not be liable to account to the Fund, the Adviser or the Sub-Adviser for any profit, commission or remuneration made or received (whether from any client or otherwise) by the Sub-Subadviser by reason of any transaction undertaken with the Fund; provided that the Sub-Subadviser shall only receive such profits, commissions or remunerations or engage in such transactions to the extent permitted under the 1940 Act and shall disclose the existence of such to the Fund.

6.  Liability of Sub-Subadviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Sub-Subadviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Sub-Subadviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Sub-Subadviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

7.  Status of the Sub-Subadviser. The Sub-Subadviser shall, for all purposes herein, be deemed to be an independent contractor. The services of the Sub-Subadviser to the Fund are not to be deemed exclusive, and the Sub-Subadviser shall be free to render similar services to others.

Nothing in this Agreement shall limit or restrict the right of any director, officer, owner, member, manager, partner or employee of the Sub-Subadviser or its affiliates, who also may be a trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

8.  Potential Conflicts of Interest and Disclosure. (a) It is understood by the Sub-Adviser that the Sub-Subadviser and its officers and affiliates may serve as non-discretionary and discretionary investment managers for other clients, and nothing in this Agreement shall in any way be deemed to restrict the right of the Sub-Subadviser and its officers and affiliates to perform such investment management or investment advisory or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund, the Adviser or the Sub-Adviser.

(b)  The Sub-Subadviser has a conflicts-of-interests policy (the “Conflicts Policy”) in place pursuant to which it will take all appropriate steps to identify and to prevent or manage conflicts of interest during the course of providing investment advisory or ancillary services in respect of the Fund in accordance with the requirements of MiFID. A copy of the Conflicts Policy has been provided to the Adviser and the Sub-Adviser. Unless otherwise required under the 1940 Act or the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Subadviser is under no obligation to disclose that it or any of its personnel or other connected persons have a material interest in a particular transaction with or for the Fund or that in a particular circumstance a conflict of interest or duty may exist, where the Sub-Subadviser has managed such conflicts to ensure, with reasonable confidence, that risks of damage to the Fund’s interests will be prevented. For the avoidance of doubt and in accordance with the Sub-Subadviser’s Conflicts Policy, where the Sub-Subadviser determines that its organizational or administrative arrangements to prevent conflicts of interest from adversely affecting the interest of the Fund are not sufficient to ensure, with reasonable confidence, that risks of damage to the Fund’s interests will be prevented, the Sub-Subadviser will clearly disclose to the Adviser and the Sub-Adviser the general nature and/or sources of conflicts of interest and the steps taken to mitigate those risks. The Sub-Subadviser shall provide details of any material amendments to the Conflicts Policy as soon as practicable following such change.

(c)  Subject to the requirements of and limitations under the 1940 Act and the Advisers Act, the Sub-Subadviser may recommend transactions in which, or provide services in circumstances where, the Sub-Subadviser has, directly or indirectly, a material interest or a relationship of any description with another party and which may involve a potential conflict with the Sub-Subadviser’s duties to the Sub-Adviser in respect of the Fund. Subject to the requirements of and limitations under the 1940 Act and Advisers Act, the Sub-Subadviser shall not be liable to account to the Fund, the Adviser or the Sub-Subadviser for any profit, commission or any connected transactions and the Sub-Subadviser’s fees shall not, unless otherwise provided, be abated thereby.

(d)  In addition to the circumstances listed above, potential conflicting interests or duties may arise because, for example:

(i)  the Sub-Subadviser undertakes investment business for other clients;

(ii)  any of the Sub-Subadviser’s directors, members or employees is a director of, holds or deals in securities of, provides services to, or is otherwise interested in, any company whose securities are held or dealt in on behalf of the Fund;

(iii)  a transaction is in securities issued by a client;

(iv)  the Sub-Subadviser may recommend transactions to the Adviser or the Sub-Adviser for the Fund which it has also recommended to other clients. In addition, the Sub-Subadviser may make recommendations to the Adviser that it has not made to other clients; or

(v)  The Sub-Subadviser may have regard, in providing investment advice, to the relative performance of other clients in respect of which it provides advisory services.

9.  Duration and Termination of this Agreement. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Sub-Subadviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Sub-Subadviser. This Agreement may be terminated by the Sub-Subadviser at any time, without the payment of any penalty, upon 120 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment,” as such term is defined under the 1940 Act.

10.  Confidentiality. Any information or recommendations supplied by the Adviser, the Sub-Adviser or the Sub-Subadviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Fund, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Adviser or the Sub-Adviser may designate in connection with the Fund. Nothing in this Agreement shall be construed to prevent the Sub-Subadviser from giving other entities investment advice.

11.  Communication and Documentation. (a) The Sub-Adviser acknowledges that the Sub-Subadviser may make reports and other communications available in electronic form, such as email, or by posting on a secure web site (with notification of the posting by email). The Sub-Adviser hereby consents to receive deliveries of reports and other communications from the Sub-

Subadviser (including annual and other updates of Sub-Subadviser’s policies and procedures) exclusively in electronic form (without separate mailing of paper copies), except to the extent the Sub-Adviser notifies the Sub-Subadviser in writing that it does not consent.

(b)  The Sub-Subadviser shall provide the Sub-Adviser with such reports at such frequency as the Sub-Adviser and the Sub-Subadviser may reasonably agree from time to time.

(c)  The Sub-Subadviser will report to the Sub-Adviser periodically, and in any event no less than annually, regarding the fees and costs arising to the Adviser, Sub-Adviser and/or the Fund under this Agreement.

(d)  The Sub-Adviser acknowledges and agrees that the reporting of costs and charges as required under Article 50 of Regulation 2017/565/EU will be satisfied by the disclosures included in Sections 3 to 6 regarding the services provided, and (ii) the Prospectus in respect of any relevant financial instruments.

(e)  Instructions from the Sub-Adviser shall be acknowledged by the Sub-Subadviser acting upon them unless the Sub-Adviser is advised that Sub-Subadviser believes such compliance is in breach of this Agreement, may not be practicable or may cause a party to be in contravention of any law, rule or regulation.

(f)  The Sub-Adviser agrees that communications with the Sub-Subadviser, and documents and other information sent to the Sub-Adviser, will be in English, or such other language as may be agreed between the parties from time to time.

(g)  Communication to the Sub-Subadviser may be made in writing to the attention of David Allen at: StepStone Group Europe Alternative Investments Limited, Newmount House, 22-24 Lower Mount Street, Dublin 2, Ireland or david.allen@stepstonegroup.com.

12.  Data Protection. (a) In the course of providing the services under this Agreement, the Sub-Subadviser may process personal data (as defined under the General Data Protection Regulation (the “GDPR”) (Regulation (EU) 2016/679)) (“Personal Data”). Each party shall at all times conduct their duties hereunder in compliance with the GDPR and other applicable legislation relating to data protection and privacy including (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), and (b) any other similar national privacy law, (together with the GDPR, the “Data Protection Legislation”).

(b)  The parties hereto acknowledge that each of them is a separate and independent data controller. Personal Data obtained in respect of providing the services under this Agreement may be processed by the Sub-Subadviser and its service providers and its or their agents and any of their respective related, associated or affiliated companies:

(i)  for the purpose of, or in connection with the provision of the services under this Agreement;

(ii)  to carry out statistical analysis and market research;

(iii)  to comply with legal and regulatory requirements applicable to the Sub-Subadviser or any service providers to the Sub-Subadviser;

(iv)  for customer relationship management;

(v)  for legitimate business interests of the Sub-Subadviser; and

(vi)  for any other specific purpose that the Sub-Subadviser may notify to the Sub-Adviser from time to time.

(c)  The Sub-Subadviser shall retain Personal Data for so long as the Sub-Subadviser provides the services under this Agreement and for such longer period as may be required in order to comply with any applicable laws or regulations or any order or direction of a court, arbitrator or tribunal of competent jurisdiction applicable to the Sub-Subadviser or any of its service providers.

(d)  The Sub-Adviser will make commercially reasonable efforts to ensure that any Personal Data provided to the Sub-Subadviser by, or on behalf of, the Fund, the Adviser or the Sub-Adviser (as applicable) has been collected lawfully, fairly and in a transparent manner so as to enable such Personal Data to be lawfully processed by the Sub-Subadviser for the purposes outlined in Section 15(b). Upon request of the Sub-Subadviser, the Sub-Adviser shall provide reasonable assistance to the Sub-Subadviser in providing a copy of the Sub-Subadviser’s privacy notice (as may be provided to the Fund, the Adviser and/or the Sub-Adviser from time to time) to the relevant data subjects.

(e)  Save where transferring Personal Data to the Fund, the Adviser and/or the Sub-Adviser or to the party from which it was originally received, the Sub-Subadviser shall not transfer Personal Data to countries outside the European Economic Area (“EEA”) unless there is a lawful basis for such transfer and provided that:

(i)  the transfer is made on the basis of an adequacy decision of the European Commission with respect to the protection of Personal Data; or

(ii)  the transfer is made on the basis of appropriate safeguards or derogations listed by and subject to the provisions of Data Protection Legislation.

(f)  The parties hereto agree to provide reasonable assistance as is necessary to each other:

(i)  to enable them to comply with any data subjects’ rights requests under Articles 15 to 21 of the GDPR (or equivalent rights under other Data Protection Legislation) and to respond to any other queries or complaints from data subjects relating to this Agreement; and

(ii)  in respect of any personal data breach (as defined in the Data Protection Legislation) relating to this Agreement including informing the others of any personal data breach in relation to Personal Data as soon as reasonably practicable upon becoming aware of such a breach.

13.  Amendments to this Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund, as defined under the 1940 Act.

14.  Definitions of Certain Terms. The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

15.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

STEPSTONE GROUP PRIVATE DEBT LLC

By:

Name:	Joey Wong Castillo

Title:	Authorized Signatory

STEPSTONE GROUP EUROPE ALTERNATIVE INVESTMENTS LIMITED

By:

Name:	[ ]

Title:	[ ]

STEPSTONE PRIVATE CREDIT INCOME FUND

By:

Name:	Robert W. Long

Title:	President